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                                                                EXHIBIT 99.1

              CENVEO ANNOUNCES THAT PAUL KOCOUREK WILL JOIN ITS
                             BOARD OF DIRECTORS

ENGLEWOOD, COLO. August 20, 2004 - Cenveo, Inc. (NYSE: CVO) today announced that Paul Kocourek is joining its Board of Directors.

Since 1987 Mr. Kocourek has been with Booz Allen & Hamilton (BAH), a global strategy and technology consulting firm that works with clients within the following areas of expertise: Strategy, Organization and Change Leadership, Operations, Information Technology, and Technology Management. In 1998, he was one of the founders of a new practice focusing on corporate transformation and on organizational effectiveness. BAH provides services to major international corporations and government clients around the world. Prior to joining BAH, Mr. Kocourek was a manager with Bain & Company in Boston, Tokyo and San Francisco.

Mr. Kocourek holds an MBA from the Wharton School and a B.S. from the University of Minnesota.

"As an expert in strategic roll-ups and their transition to successful integration, Paul was engaged as a consultant to assist with our 2001 strategic plan," explained Paul Reilly, President, Chairman and CEO of Cenveo. "We are delighted that he is joining our Board and expect that his contributions will be substantial based on his knowledge of our Company and its business."

ABOUT CENVEO
Cenveo, Inc. (NYSE: CVO - News), www.cenveo.com, is one of North America's
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leading providers of visual communications with one-stop services from design through fulfillment. The company is uniquely positioned to serve both direct customers through its commercial segment, and distributors and resellers of printed office products through its Quality Park resale segment. The company's broad portfolio of services and products include e-services, envelopes, offset and digital printing, labels and business documents. Cenveo currently has approximately 10,000 employees and more than 80 production locations plus five advanced fulfillment and distribution centers throughout North America. In early 2004, Cenveo was voted second place in the printing and publishing category as Fortune Magazine's Most Admired Companies and ranked number five of the Russell 3000 companies on Corporate Governance Quotients by Institutional Shareholder Services. The company is headquartered in Englewood, Colorado.

         For more information about Cenveo, visit the company's web site at www.Cenveo.com.

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